Petrol Oil and Gas Receives Operational Permits for Two New Salt Water Disposal Wells

Thursday September 28, 8:00 am ET

Petrol's Water Disposal Capacity in Coal Creek Project has Doubled in the Past Two Days of Operation

OVERLAND PARK, Kan.--(BUSINESS WIRE)--Petrol Oil and Gas, Inc. (OTCBB: POIG - News), an independent oil and gas company with operations in Kansas and Missouri, received approval from the Kansas Corporation Commission (KCC) to operate two new salt water disposal (SWD) wells on its Coal Creek Project. While a number of Petrol's Coal Creek coal bed methane (CBM) wells have been in various stages of de-watering in recent months, these two new SWD wells have now doubled the previous daily water disposal capacity and will allow the de-watering of wells to accelerate significantly.

Petrol has 43 gas production wells on its 92,000 gross-acre Coal Creek Project. Initial water production rates from the CBM wells in this development area were higher than anticipated, forcing the original 3 SWD wells to operate at capacity and limiting the number of production wells that could be de-watered simultaneously. With the KCC approval to operate 2 new SWD wells, Petrol's daily water disposal capacity has doubled during the past two days that they became operational, which will allow all 43 production wells in Coal Creek to de-water faster and more efficiently. De-watering of coal beds is a standard and essential part of any CBM well development program that allows gas production to increase as the water is pumped out of the coals. Previous Kansas Geological Survey publications note that CBM wells in SE Kansas come on line with low gas production rates that increase and peak, on average, within 6 to 12 months as a result of the de-watering process.

"Approval by the state to operate our two new SWD wells will allow Petrol to accelerate the de-watering of all existing Coal Creek CBM wells, which we believe will significantly enhance gas production from the project in coming months," stated Paul Branagan, Chief Executive Officer of Petrol. "During the past two months we have already seen gas production rates from Coal Creek increase by more than 110%, indicating that despite limited water disposal capacity prior to the approval of our new SWD wells, the early stages of de-watering are beginning to have a very positive effect on gas production. In addition, well tests have identified a couple of intervals that were producing water at high rates and we have subsequently 'plugged off' these intervals, allowing the remaining 8 to 10 coal beds to de-water more efficiently."

Petrol holds a 100% working interest (WI) and an average 80% Net Revenue Interest (NRI) in the Coal Creek Project. On a long-term basis, Petrol believes the Coal Creek Project has the potential to support approximately 550 producing gas wells.

About Petrol Oil and Gas, Inc.

Petrol Oil and Gas, Inc. is an oil and gas exploration and development company currently involved in the development of natural gas from leases encompassing approximately 165,000 gross acres in Kansas and Missouri. Its common stock is traded on the OTC Bulletin Board under the symbol "POIG".

Forward-Looking Statement: The statements in this press release regarding the Coal Creek Project, the number of producing and SWD wells in this area, new and existing salt water wells, well success rates, the amount of gas production and increases being derived from the wells, any implied or perceived benefits from Petrol's CBM assets, and any other effects resulting from any of the above are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, actual amount of gas production at the Coal Creek Project, the continued production of gas at historical rates, actual improvement as a result of using additional salt water disposal wells, the actual de-watering at the Coal Creek Project, sufficient additional funding to complete the Coal Creek Project, the actual number of wells the Coal Creek Project will support, costs of operations, delays, and any other difficulties related to producing minerals such as oil or gas, Petrol's continued maintenance of its properties, price of oil or gas, marketing and sales of produced minerals, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements Petrol makes in this news release include market conditions and those set forth in reports or documents Petrol files from time to time with the SEC. Petrol undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Petrol Oil and Gas Inc.

Investor Information, 702-454-7318

www.petroloilandgas.com

or

CEOcast, Inc. for Petrol Oil and Gas

Andrew Hellman, 212-732-4300 x 225